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                                                                     EXHIBIT 2.3

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
In re:
                                                       Chapter 11 Case
ROADHOUSE GRILL. INC.                                  Case No. 02-20382-BKC-RBR
Debtor.
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              ORDER CONFIRMING DEBTOR'S SECOND AMENDED AND RESTATED
                 CHAPTER 11 PLAN OF REORGANIZATION, AS MODIFIED

     THIS CAUSE came before the Court on August 21, 2002 at 9:30 a.m. (the "Confirmation Hearing"), in Fort Lauderdale, Florida to consider the confirmation of the Debtor's Second Amended and Restated Chapter 11 Plan of Reorganization, as Modified, dated June 12, 2002 (CP No. 383), filed by the Debtor, Roadhouse Grill. Inc., (the "Debtor", "Proponent" or "RHG", as the case may be) under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code"). The Debtor filed a Modification of Debtor's Second Amended and Restated Chapter 11 Plan of Reorganization, as Modified, dated June 12. 2002 (CP No. 665) (the "Modification"), dated August 19, 2002. Objections to Confirmation were filed as follows: Objection to Debtor's Second Amended and Restated Chapter 11 Plan of Reorganization as Modified by Tax Collector, Pinellas County, Florida (the "Pinellas Objection", CP No. 529. withdrawn by letter); Objection of Lee County Tax Collector to Debtor's Disclosure Statement (CP No. 543. withdrawn by CP No. 696); Limited Objection by the Official committee of Unsecured Creditors (the "Committee') to Confirmation of the Debtors Second Amended and Restated Plan of Reorganization as Modified and Dated as of June 12, 2002 (the "Committee's Limited Objection, CP No. 615. withdrawn by agreement); Objection of CNL Creditors to Debtors' Second Amended and Restated Chapter 11 Plan of Reorganization, as Modified (the "CNL Objection", CP No. 613, withdrawn per term sheet); Palm Beach County Tax Collector's Objections to Confirmation of Debtor's Plan of Reorganization (CP No. 603, withdrawn by CP No. 654); Fleet Capital Corporation's Objection to Confirmation (CP No. 611, withdrawn by CP No. 697); GE Capital Franchise Finance Corporation's Objection to Confirmation of Debtors Second Amended and Restated Chapter 11 Plan of Reorganization as Modified ("GECFFC Objection", CP No. 612. withdrawn by agreement and in open court); Objection by KeyCorp Leasing to Confirmation of Debtor's Second Amended and Restated Plan of Reorganization, as Modified (CP No. 559. withdrawn by letter); and Louis Wohl & Sons, Inc.'s Objection to Confirmation of the



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Debtor's Second Amended and Restated Chapter 11 Plan of Reorganization (CP No.
618. resolved by agreement) (collectively the "Objections to Confirmation"`).

     On June 20, 2002, the Court entered an Order (I) Approving Second Amended and Restated Disclosure Statement in Support of Chapter 11 Plan of Reorganization, as Modified. (II) Setting Hearing on Confirmation of Second Amended and Restated Chapter 11 Plan of Reorganization, as Modified, (III) Setting Hearing on Fee Applications, (IV) Setting Various Deadlines, and (V) Describing Plan Proponent's Obligations ("Disclosure Statement Order")(CP No.
407). The Second Amended and Restated Disclosure Statement in Support of Chapter 11 Plan of Reorganization, as Modified (CP No. 382), (the "Disclosure Statement), Plan and Plan Documents were thereafter served upon all creditors and parties-in-interest.

     The Court, having considered the Plan, the Declaration of Ayman Sabi (CP No. 664) and the Declaration of Robert J. Iommazzo (CP No. 663), the Certificate of Proponent of Plan on Acceptance of Plan, Report on Amount to be Deposited, Certificate of Amount Deposited and Payment of Fees (CP No. 659) and the Amended Certificate of Proponent dated August 20, 2002 (CP No. 687), and the Debtor having been directed to file a Second Amended Certificate of Proponent setting forth the changes necessitated by further settlements and supplemental applications for professional fees and expenses. (collectively, the "Vote and Cash Certificate"), the Debtor's Memorandum of Law In Support of Confirmation and Responses to Objections to Confirmation (CP No. 677), the exhibits entered into evidence, the proffered testimony of witnesses, the argument of counsel presented at the hearing and the Objections to Confirmation on file, and with the Court being familiar with time Plan and other relevant factors affecting these cases, and the Court having taken judicial notice of the entire record in this case(1), makes the following findings of fact and conclusions of law pursuant to Rule 7052(a) of the Federal Rules of Bankruptcy Procedure made applicable to this matter pursuant to Rule 9016 of the Federal Rules of Bankruptcy procedure(2):

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     (1) See, ZIMMERMAN V. SPEARS, 565 F.2d 310, 312 (5th Cir. 1977); ALOE CREAM
LABORATORIES, INC. V. FRANCINE CO., 425 F.2d 1295, 1296 (5th Cir. 1970); PHOENIX MARINE ENTERPRISES, INC. V. ONE (1) HYLAS 46' CONVERTIBLE SPORTSFISHERMAN HULL #1, 681 F. Supp. 1523, 1524 (S.D. Fla.): aff d without opinion. 846 F.2d
753(11th Cir. 1988): IN RE MCCORMICK, 2000 BANKR LEXIS 1645, *4 n.9 (Bankr. N.D. Ala. 2000)(citing, ITT RAYONIER, INC. V. UNITED STATES, 651 F.2d 343 (11th Cir.
1981)).

     (2) Where appropriate, findings of fact shall constitute conclusions of law and conclusions of law shall constitute findings of fact. See, IN RE GRAND UNION CO., 2000 Bankr. LEXIS 1710 (Bankr. D. N.J. 2000) and IN RE AMERICAN FAMILY ENTERPRISES. 256 B.R. 377 (Bankr. D. N.J. 2000). Capitalized teens used and not defined shall have the respective meanings ascribed to them in the Plan and Amended Disclosure Statement.





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I. FINDINGS OF FACT

     A. The Proponent has provided good and sufficient notice of (a) the Plan and Disclosure Statement, (b) the deadline to file and serve objections to the confirmation of the Plan and Disclosure Statement, (c) the deadline for voting on the Plan, and (d) the hearing date on the confirmation of the Plan, as well as all other applicable deadlines set forth in the Disclosure Statement Order. The Proponent has afforded all parties in interest with an adequate opportunity to be heard regarding the Plan and Disclosure Statement. The Plan and Disclosure Statement were served on all parties as required by all applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Disclosure Statement Order. The Debtor filed a Motion to Approve Modification of Debtor's Plan, (CP No. 700). The written Modification dated August 19. 2002, attached hereto as Exhibit "A", as well as the oral modifications stated on the record, do not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the Modification, and meets the requirements of Bankruptcy Rule 3019. Good, sufficient and timely notice of the Confirmation Hearing and all other hearings in this case has been given to all holders of Claims and Equity Interests and all other parties in interest to whom notice was required to have been given.

     B. The Court has jurisdiction to conduct the Confirmation Hearing and to confirm the Plan pursuant to Section 1128 of the Bankruptcy Code and Section 1334 of Title 28 of the United States Code.

     C. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2)(L). and this Court has jurisdiction to enter a final order with respect thereto.

     D. The Debtor is a proper debtor under Section 109 of the Bankruptcy Code and the Debtor is a proper Proponent of the Plan under Section 1121 of the Bankruptcy Code.

     E. The Plan contemplates the contemplates operation of the business of the Debtor.

     F. Pursuant to the Disclosure Statement Order, (i) August 9, 2002 was the date by which all Ballots were required to be completed, executed, marked, and received by the Clerk of the United States Clerk's office, in order to be counted as timely acceptances of the Plan, and (ii) August 9, 2002, was the date for filing objections to confirmation of the Plan.

     G. The Plan has been accepted in writing by the following Impaired Classes:


          Classes 2.1, 2.2, 2.6, 2.7, 2.8, 2.9, 2.12, 2.13, 2.14, 2.15, 2.17,
2.18, 2.19, 2.20 and 2.21 (Secured Claims)




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          Classes 3.1 and 3.2 (General Unsecured Claims)

          Class 5 (Old Common Stock Interests)

          Subject to the foregoing, each of the assenting Classes has accepted the Plan in the requisite number of ballots, and in the requisite dollar amount, as required pursuant to 11 U.S.C Section 1126(c) and as disclosed in the Vote and Cash Certificate.(3)

     H. The Vote and Cash Certificate validly and correctly sets forth the tabulation of votes, as required by the Bankruptcy Code, Bankruptcy Rules, the Local Rules and the Disclosure Statement Order.

     I. The Proponent has solicited and tabulated votes in respect of the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and the Disclosure Statement Order.

     J. The Plan was voted on by Classes 2.1, 2.2, 2.6, 2.7, 2.8, 2.9, 2.12,
2.13, 2.14, 2.15, 2.17, 2.18, 2.19, 2.20, 2.21, 3.1, 3.2 and 5, which constitute
Impaired Claims and Interests that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. Classes 2.4, 2.5, 2.10, 2.11 and 2.16, which are also Impaired, failed to vote, however, Plan treatment of these Class 2 Claimants were negotiated between the Debtor and the Claimant or the originator of the equipment finance claims, and represents a consensual settlement of these claims in those Classes. Separately, such claim treatment is fair and equitable pursuant to U.S.C. Section 1129(b)(2)(A). There are no votes cast in Classes 4 or 6, however, there were no claims filed by holders of Class 4 Claimants or Class 6 Interest Holders.

     K. All Objections to Confirmation have either been withdrawn or resolved in the manner set forth herein and stated on the record. To the extent not withdrawn or resolved, such Objections to Confirmation are overruled.

     L. The Plan satisfies all the applicable provisions of the Bankruptcy Code, and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as the Proponent.

     M. In accordance with Section 1122(a) of the Bankruptcy Code, Articles II and III of the Plan classify and place each Claim against and Equity Interest in the Debtor together with other Claims against or Equity Interests in


---------------

     (3) There; were no votes submitted for Classes 2.4. 2.5, 2.10, 2.11 and 2.16, although these creditors are in agreement with the negotiated Plan treatment. Classes 4 and 6 did not vote, and no claims or interests were filed in these classes, so the failure of Classes 4 and 6 to cast a ballot is moot.


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the Debtor, as applicable, that are substantially similar to such Claims or
Equity Interests. The Plan, therefore, satisfies Section 1122(a) of the Bankruptcy Code.

     N. The Plan adequately and properly classifies all Claims and Equity Interests required to be classified, and, accordingly, satisfies Section 1123(a)(1) of the Bankruptcy Code.

     O. Pursuant to Article II and III of the Plan, Unclassified Priority Tax Claims and Classes 1.l, 1.2 and 2.3 Claims are Unimpaired and each of Classes 2.1, 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15,
2.16, 2.17, 2.18, 2.19, 2.20, 2.21, 3.1, 3.2, 4, 5 and 6 are identified as
Impaired. Accordingly, the Plan satisfies Section 1123(a)(2) of the Bankruptcy code.

     P. Article III of the Plan specifies the treatment of each unpaired Class of Claims and Equity Interests. Accordingly, the Plan satisfies Section 1123(a)(3) of the Bankruptcy Code.

     Q. The Plan provides the same treatment for each Claim or Equity Interest in each class unless the holder of such a Claim or Equity Interest agrees to less favorable treatment. Accordingly, the Plan satisfies Section l123(a)(4) of the Bankruptcy Code.

     R. Article VIII of the Plan sets forth the means by which the Plan will be implemented. Accordingly, the Plan makes adequate means for its implementation and satisfies Section 1123(a)(5) of the Bankruptcy Code.

     S. The Plan satisfies the requirements of Sections 1123(a)(6) and (7) of the Bankruptcy Code.

     T. The Plan provides that all executory contracts or unexpired leases that have not been previously assumed or rejected by the Debtor (or are subject of any pending motions to assume same pending as of the date of the Confirmation hearing) will be deemed rejected upon the Effective Date. Any executory contracts or unexpired leases subject of any motions to assume executory contracts or unexpired leases which are pending as of the date of this Order shall be disposed of by virtue of any orders which may be hereafter entered thereon. The Plan further provides that the entry of the Confirmation Order constitutes approval of such rejections and approval of the assumptions of the contracts and leases listed in the Plan and subject to such motions, pursuant to Sections 365(a) and 1123 of the Bankruptcy Code, in each case as of, and subject to the occurrence of, the Effective Date. The Debtors decisions regarding the assumption and rejection of executory contracts and unexpired leases are based on and are in the sound business judgment of the Debtor, are necessary to the implementation of the Plan, and are in the best interests of the Debtor its estate, holders of Claims, and other parties in interest in the Chapter 11 Case.



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     U. The Plan does not specifically incorporate any settlements requiring approval, and, accordingly, Section 1123(b) of the Bankruptcy Code is not applicable.

     V. Consistent with the requirements of Section 1146(c) of the Bankruptcy Code, the transfer or vesting of any property of the Debtor in accordance with the Plan or the Confirmation Order, including the transfers of assets during the Chapter 11 Case, is not subject to taxation under any state or local law imposing a stamp, transfer or similar tax.

     W. The Debtor has complied with all of the provisions of the Bankruptcy Code and the Bankruptcy Rules governing notice, disclosure and solicitation in connection with the Plan. The Disclosure Statement and all other matters considered by this Court in connection with the Chapter 11 Case. The Debtor has timely filed with the Clerk of the Court its scheduling of assets and liabilities.

     X. The Proponent has properly solicited votes with respect to the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, as well as the Disclosure Statement Order. All of the Ballots were properly solicited and tabulated, as more fully set forth in the Vote and Cash Certificate. The Proponent has accordingly satisfied Section 1129(a)(2) of the Bankruptcy Code.

     Y. This Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Plan is proposed in good faith. Additionally, as evidenced by the acceptance of the Plan by all Classes of Creditors holding Claims entitled to vote, the Plan achieves the goal of consensual reorganization embodied in the Bankruptcy Code. Thus, the Debtor has complied with the "good faith and not by any means forbidden law" requirement of Section 1129(a)(3) of the Bankruptcy Code.

     Z. All payments to be made by the Debtor to professionals retained by order of the Court for services or for costs and expenses in or in connection with these cases will be subject to review and approval by this Court upon the pending, final applications under Sections 330, 331 or 503(b) of the Bankruptcy Code. Accordingly, the Plan satisfies Section 1129(a)(4) of the Bankruptcy Code.

     AA. The Debtor has disclosed on the record at the Confirmation Hearing that its post confirmation Board of Directors will consist of five members, three of which shall be independent. The initial post confirmation Board shall consist of Ayman Sabi, Alain Lee, Ronald Buck, Nathan Benn and a fifth independent member to be designated prior to the Effective Date, when determined. The designation of the fifth Board Member shall be made




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pursuant to a Notice of Filing and service of same upon all parties in interest entitled to notice. The Plan thus satisfies Section 1129(a)(5) of the Bankruptcy Code.

     BB. Other than Classes 2.4, 2.5, 2.10, 2.11, 2.16, 4 and 6 Claimants and Interest Holders from whom no votes were received, as discussed in paragraph J and footnote 3, there are no Impaired Classes of Claimants that have not accepted the Plan. Thus, the Plan satisfies the "best interest" test under
Section 1129(a)(7) of the Bankruptcy Code.

     CC. Article III, Section 3.03 of the Plan provides that, unless otherwise provided for, each holder of an Allowed Administrative Expense Claim shall receive a cash payment in an amount equal to the unpaid Allowed amount, on the later of 10 days after (i) the Effective Date (or as soon thereafter as is practicable), (ii) the date upon which such Claim is Allowed, or (iii) a date agreed to by the Debtor and the Holder of such Claim, provided, however, that Allowed Administrative Expense Claims representing (a) liabilities, accounts payable or other Claims, liabilities or obligations incurred in the ordinary course of the business of the Debtor consistent with past practices subsequent to the Petition Date, and (b) contractual liabilities arising under unsecured loans, credit arrangements or for product or services advanced to the Debtor, whether or not incurred in the ordinary course of business of the Debtor subsequent to the Petition Date, shall be paid or performed by the Debtor or the Reorganized Debtor, as the case may be, in accordance with the terms and conditions of the particular transaction(s) relating to such liabilities and any agreements relating thereto. Unless provided otherwise in this Order or in any separate order, professional fees shall he payable on the date upon which the Order allowing payment of such fees pursuant to Sections 330, 331, 503(a) or 1103 of the Bankruptcy Code is entered. Article III, Section 3.04 of the Plan provides that Allowed Priority Tax Claims shall be paid on the later of (i) the Effective Date; (ii) the date that is 10 days after the date upon which such Priority Taxes become an Allowed Claim, after entry of a Final Order; and (iii) the date agreed to between the Debtor and the Holder of such Allowed Priority Tax Claim. Article III, Section 3.05 of the Plan provides that each holder of an Allowed Priority Non-Tax Claim shall be paid in full, in Cash, without interest, on the later of the Effective Date (or as soon thereafter as is practicable), within ten (10) days after the Claim becomes an Allowed Priority Non-Tax Claim; or (iii) a date agreed to by the Debtor and the holder of such claim. Accordingly, the Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code.




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     DD. The Plan satisfies Section 1129(a)(10) of the Bankruptcy Code because at least one class of claims that is Impaired under the Plan accepted the Plan by the requisite majority, determined without including any acceptance of the Plan by any insider.

     EE. The Proponent has analyzed the ability of the Reorganized Debtor on and after the Effective Date, to meet its obligations under the Plan. There is a reasonable likelihood that the Debtor will be able to make all payments required pursuant to the Plan. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor, other than as set forth in the Plan. The Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code.

     FF. The Plan provides for the payment on the effective Date (or as soon as practicable thereafter) of all fees payable under Section 1930, title 28, United States Code. All post-confirmation fees that are due and payable will be payable by the Reorganized Debtor until the Chapter 11 Case is closed pursuant to
Section 350(a) of the Bankruptcy Code. Accordingly, the Plan satisfies Section 1129(a)(12) of the Bankruptcy Code.

     GG. It is not the principal purpose of the Plan to avoid taxes or the application of Section 5 of the Securities Act of 1933, as amended.

     HH. The failure to reference or discuss all or part of any particular provision of the Plan herein shall have no effect on the validity, binding effect and enforceability of such provision, and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan. To the extent of any inconsistencies between the terms of this Order of Confirmation and the Plan, the terms of this Order of Confirmation shall control, except as otherwise provided herein; and

     II. If any provision of this Order of Confirmation is hereafter modified, vacated or reversed by subsequent Order of this Court or any other court, such reversal, modification or vacation shall not affect the validity of the obligations incurred or undertaken under or in connection with the Plan prior to the Reorganized Debtor's receipt of written notice of any such order; nor shall such reversal, modification or vacation hereof affect the validity or enforceability of such obligations. Notwithstanding any reversal, modification or vacation hereof, any such obligation incurred or undertaken pursuant to and in reliance on this Order of Confirmation prior to the effective date of such reversal, modification or vacation shall be governed in all respects by the provisions hereof and of the Plan, and all documents, instruments and agreements related thereto, or any amendments or modifications thereto.




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                             II. CONCLUSIONS OF LAW

     Accordingly, it is ORDERED as follows:

     1. The Plan is confirmed pursuant to Section 1129 of the Bankruptcy Code, and the written Modification dated August 19, 2002, and the oral modifications announced in open court, and all of their terms and provisions are approved. The Proponent is authorized and directed to take any and all actions contemplated to be taken it then under the Plan.

     2. (i) As provided in Section 3.07 of the Plan, on the Effective Date the Debtor is authorized and directed to issue to the holders of allowed Class 3.1 Claims the New Unsecured Notes or the New Secured Notes, as the case may be. As security for repayment of the Debtor's obligations under the New Secured Notes, pursuant to 11 U.S.C. ss. 1123(a)(5)(B), and notwithstanding any provision in any lease or agreement restricting or prohibiting, or purporting to restrict or prohibit, the Debtor's right to assign or transfer its interest in any such lease or agreement, the Debtor is expressly authorized and directed to grant, and for value received, the Debtor does grant to the Indenture Trustee, for the benefit of the holders of the New Secured Notes, liens and security interests in and upon the unencumbered tangible assets of the Debtor identified on Exhibit I to the Disclosure Statement (the "New Secured Notes Collateral").

     (ii) This Order shall be deemed to be and shall constitute a security agreement under the applicable provision of the laws of the various jurisdictions set forth in Exhibit I to the Disclosure Statement, including, but not limited to, enactment of the Uniform Commercial Code ("UCC") in such jurisdictions. The security interests and liens granted to the Indenture Trustee by the preceding paragraph of this Order shall be deemed perfected upon the entry of this Order, good, valuable and adequate consideration having been received and acknowledged by the Debtor, and without the necessity of filing by any person of any documents or other instruments otherwise required to be filed under applicable non-bankruptcy law for the perfection of security interest or liens, with such validity and perfection being binding upon the Debtor and upon any and all of the creditors of the Debtor as provided in the Plan. Further, the Indenture Trustee is hereby authorized and directed to perform all obligations and exercise all rights provided and described in the Indenture Trust; and notwithstanding any provision in any lease or agreement restricting or prohibiting, or purporting to prohibit or restrict, the Indenture Trustees right to exercise or transfer its interest in any lease or agreement, the Indenture Trustee shall be entitled to exercise any and all rights provided in the Trust Indenture, including any and all rights and remedies arising on default.

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     (iii) Notwithstanding the foregoing, the Debtor is authorized and directed to execute the Indenture, as well as any other security agreements, mortgages, assumption and modification agreements, estoppels, and supporting documents reasonably necessary to document the granting of the liens and security interests upon the New Secured Notes Collateral to the Indenture Trustee. Further, if there is only one remaining Class 3.1 creditor that has elected the New Secured Notes(4), at the option of the Debtor, the Indenture Trust and Indenture Trustee can be dispensed with and the Security Interest and rights under the Indenture Trust can be granted and/or assigned to the sole remaining creditor electing the New Secured Notes.

     (iv) As set forth in the Modification dated August 19, 2002 of Debtor's Second Amended and Restated Chapter 11 Plan of Reorganization As Modified Dated June 12, 2002, on the Effective Date, $5.0 million in new capital (the "New Capital Infusion") will be infused into the Debtor by certain investors (the "Investors"). The amount of the New Capital Infusion has been deposited in the Trust Account of counsel for the Debtor. On the Effective Date, counsel for the Debtor is authorized and directed to disburse funds in its Trust Account constituting the New Capital Infusion to the Disbursing Agent in an amount necessary to pay the initial Plan payments, including professional fees and expenses awarded, with the balance disbursed to the Debtor and the Debtor shall distribute to the Investors, the New Common Stock as provided in the Plan, as modified. The New Capital Infusion shall not be utilized for purposes of repaying insider loans or making distributions to shareholders in respect of their stock.

     (v) Based upon the foregoing, the Committee's Limited Objection to confirmation is deemed withdraw.

     3. Pursuant to an agreement between the Proponent and the CNL Entities (as defined in the Plan), the terms of which are set forth in the Term Sheet annexed hereto and incorporated herein as Exhibit "B," the CNL Objection is withdrawn, the Ballots cast by the CNL Entities are deemed to be cast as acceptances of the Plan.

     4. Pursuant to an agreement between the Proponent and the Class 2.4 Claimant (GECFFC), the following terms have been reached and the GECFFC Objection to confirmation is withdrawn, as stated on the record by counsel for
GECFFC:

     (i) The treatment of GECFFC's Claims as set forth in Section 3.06(d) of the Plan is further clarified by the Master Agreement dated as of August 19, 2002 (the "Master Agreement") by and between GECFFC and the Debtor, which was admitted into evidence at the Confirmation Hearing. The Master Agreement is hereby approved, and the

---------------

     (4) Provided any other Class 3.l creditor that has previously elected New Secured Notes, agrees in writing that it elects a New Unsecured Note on or before 10 days from the date of this Order.

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Debtor is authorized and directed to implement and perform the Master Agreement.
The Debtor and GECFFC are each authorized and directed to execute and perform the Master Lease, as defined in the Master Agreement, which Master Lease is a unitary, unseverable lease agreement pertaining to all, but not less than all, of the properties governed thereby. The non-residential real property leases (collectively, the "Rejected Leases") entered into by the Debtor with respect to the properties located at 3789 S. Kirkman Road, Orlando, Florida. (the "Orlando Property") and 15703 SW 41st Street, Davie Florida, (the "Davie Property") are each rejected effective as of August 21, 2002.

     (ii) Real and personal property tax obligations, including penalties and interest assessed by the taxing authorities (collectively, the "Master Lease Cure Obligations"), that are due and delinquent under the existing leases with respect to all properties governed by the Master Lease, except the property located at 8829 US Highway 19, Port Richey, Florida (the "Fort Richey" Property), shall remain rental obligations owing under the Master Lease and shall be paid to GECFFC in successive, fully amortizing monthly installments with interest at the rate of LIBOR plus 400 basis points. The first monthly installment on account of the Master Lease Cure Obligations shall be due on September 1, 2002 with the remaining installments due on the first day of the succeeding eleven months and any remaining payments of the Master Lease Cure Obligations shall be due and owing on September 1, 2003. Real and personal property taxes that are due and delinquent with respect to the Port Richey Property shall be paid pursuant to Section 3.04 of the Plan.

     (iii) Pursuant to Sections 365(g) and 502(b)(6) of the Bankruptcy Code, GECFFC shall have an allowed pre-petition unsecured claim arising from the rejection of the Rejected Leases. The amount of such claim, calculated in accordance with Section 502(b)(6), is $1,168,476.93 (the "502(b)(6) Amount").
Such claim is subject, however, to mitigation from the proceeds of disposition of the Orlando Property and the Davie Property (collectively, the "Rejected Properties"). Proceeds of disposition of the Rejected Properties shall be applied first to satisfy accrued, unpaid, post-petition, pre-rejection rent owed under the Rejected Leases (the "Post-Petition Rent"). The balance of such proceeds shall be applied (i) next, against real property and personal property taxes and assessments that accrued on the Rejected Properties prior to August 21st, 2002, and (ii) then, to GECFFC's total investment in the Rejected Properties as set forth in the Master Agreement. GECFFC's ultimate unsecured pre-petition claim shall be the lesser of (i) the 502(b)(6) Amount, or (ii) the amount, if any, of GECFFC's total investment in the Rejected Properties which is not recovered from the proceeds of disposition of the Rejected Properties applied in the order set forth above. To the extent, if any, such proceeds exceed the Post-Petition Rent, real and personal property taxes, and GECFFC's total investment in the Rejected Properties, they shall be applied as set forth in the Master Agreement.

     5. Pursuant to an agreement between the Proponent and the Class 2.7 Claimant, (Pacific), the following terms have been reached:

     (i) the past-due property taxes for all schedules originated by Pacific will be paid in full, in cash, on the Effective Date;

     (ii) Equipment Schedule No. RG0399-19, covering equipment at the open store in Lewis Center, Ohio, will be included within the description of locations under Class 2.7 and treated accordingly; and

     (iii) The locations at Duluth, GA, Hamby, NC and Horn Lake, MS will be deleted from the description of locations under Class 2.7.

     6. Pursuant to an agreement between the Proponent and the Class 2.9 Claimant Louis Wohl R Son's Inc. the following provisions of Class 2.9 of the Plan are amended, as follows, and Wohl's Objection to Confirmation is deemed withdrawn:

     (i) Class 2.9 Claims are Impaired. Wohl has claims with respect to goods which have been delivered to the Debtor at a number of locations and goods ordered for the Debtor's Mooresville, NC and Jensen Beach, Florida locations, a majority of which have not yet been delivered. These Claims arose under a Contract for Credit and Security Agreement (collectively, the "Wohl Contract") between the Debtor and Wohl pursuant to which Wohl was granted a security interest in certain property of the Debtor. The Wohl Contract remains executory with respect to the goods ordered for the Debtor's Mooresville, NC and Jensen Beach, Florida locations.

     (ii) With respect to the Wohl Note (as defined below). Wohl will retain its first liens on personal property consisting of furniture, fixtures and equipment at the Debtor's Volusia Shopping Center, Daytona Beach, FL location (the "Volusia Collateral"). Wohl will also retain a possessory lien on furniture, fixtures and equipment not yet delivered by Wohl to the Mooresville, NC and Jensen Beach, Florida locations. Further, Wohl will retain such liens on furniture, fixtures and equipment at the Debtor's other Florida locations as Wohl held pre-petition; provided, however, that, except with respect to Wohl's liens on the Volusia Collateral, Wohl's liens on all property at the Debtor's other Florida locations shall be subordinate to the liens granted to the Indenture

Trust to secure the New Secured Notes, which properties are limited to those specifically described on Exhibit I to the Plan.

     (iii) On the Effective Date, the Wohl Contract will be assumed by the Debtor. An initial cure payment with respect to such assumption shall be made on the Effective Date in the approximate amount of $107,000 representing the principal amount owed on the Wohl Secured Claims, less the principal amount owing with respect to the goods ordered for the Mooresville, NC location (the "Mooresville Principal"). The Mooresville Principal of approximately $107,000 and one-half of the accrued interest owed on the Wohl Secured Claims under the Wohl Contract ($75,000) will be evidenced by a promissory note, bearing interest at 5% per annum, payable in three, equal monthly installments, commencing on the 30th day following the Effective Date (the "Wohl Note").

     (iv) The balance of the accrued interest owed on the Wohl Secured Claims will be treated as a general unsecured Claim in Class 3.1 under the New Secured Note option. Wohl and the Debtor shall agree on a revised delivery schedule for the goods to be delivered to the Mooresville and Jensen Beach locations no later than forty-five (45) days after the Confirmation Date, and all defaults under the Wohl Contract shall be deemed cured as of the Effective Date.

     (v) At the request of Wohl, the Debtor will execute written agreements to reflect the revised terms set forth in this Plan and other customary commercially reasonable terms. The Debtor shall file and serve under a Notice of Filing copies of the finally executed documents in respect of the Wohl Note and related documents.

     7. Pursuant to an agreement between the Proponent and the Class 2.17 Claimant (Fleet) the following provisions of Class 2.17 of the Plan are clarified as follows:

     (i) Fleet shall retain its lien on any relocated equipment;

     (ii) 2001 personal property tax due in the amount of $17,349.68, shall be paid on the Effective Date, and personal property taxes for 2002 and thereafter shall be paid when billed and due to the Tax Collector:

     (iii) Late charges will be reduced to $30,000.00, which shall be paid in three consecutive monthly installments of $10,000.00 each, commencing 90 days after the Effective Date;

     (iv) Section 2.17(v) will reflect that sales tax will be paid on the payments due thereunder; and

     (v) Section 2.17(v) will reflect that title to the equipment does not pass to Roadhouse and Roadhouse will not recognize depreciation on the equipment until it makes all payments due thereunder.

     8. Pursuant to a letter agreement between the Proponent and the Class 2.19 Claimant (KeyCorp), the following provisions of Class 2.19 of the Plan are clarified as follows, and the Objection to Confirmation of KeyCorp are withdrawn:

     (i) The three equipment lease schedules held by KeyCorp (schedule numbers 11, 12 and 13) (together, the "Leases") will be modified as set forth below, and assumed by the Debtor upon confirmation. Each of these Leases pertain to an "open-store" and will remain so.

     (ii) Debtor will continue to remit monthly payments as set forth in each respective Lease.

     (iii) The Debtor is in pre-petition rent arrears under each Lease for a period of three months, which will result in a three month extension of each Lease and regular monthly payments thereunder during each extension.

     (iv) The Debtor's sales tax arrearages on each Lease will be cured by payment in fill of such arrearage amount on the Effective Date of the Plan.

     9. The Effective Date of the Plan shall occur as provided in the Plan.

     10. Any Objections to Confirmation of the Plan that have not been withdrawn prior to the entry of this Confirmation Order or that are not cured by the relief granted herein, including the oral clarifications stated on the record, with regard to Pinellas Objection and other Objections to Confirmation previously withdrawn in writing, are hereby overruled in their entirety as being without factual or legal basis.

     11. In accordance with Section 1141(a) of the Bankruptcy Code and upon the occurrence of the Effective Date, the provisions of the Plan and this Confirmation Order, (including exhibits hereto) are binding on the Proponent, each creditor, and every other party in interest in this case and each of their respective successors and assigns (whether or not such creditors or parties in interest voted to accept the Plan. whether or not they are unpaired under the Plan, and whether or not any such holder has filed, or is deemed to have filed a proof of Claim or proof of Equity Interest), and any other Person giving, acquiring, or receiving property under the Plan, and any lessor or lessee of Property to or from the Debtor. The rights afforded in the Plan and the treatment of all claims and equity interests therein shall be in exchange for and in complete satisfaction, discharge, and release of all claims and equity interests of any nature whatsoever, known or unknown, including, except as expressly provided in the Plan, interest accrued on or expenses incurred in connection with such Claims from and after the Order for Relief, against the Debtor or its property or interests in property. Except as provided in the Plan, upon entry of this Confirmation Order, every holder of a claim or interest shall be precluded and enjoined from asserting against the Debtor any claim based on any document, instrument, judgment, award, order, act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     12. In accordance with Sections 524 and 1141(d) of the Bankruptcy Code and except as otherwise set forth in the Plan and in this Confirmation Order, on and after the Effective Date, all persons and entities that have held, hold, or may hold Claims against or Equity Interests in the Debtor that arose or arise at any time prior to the Effective Date shall be permanently enjoined from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor with respect to any such Claim or Equity Interest. (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtor with respect to any such Claim or Equity Interest; and (c) creating, perfecting or enforcing, any lien or encumbrance of any kind against any of the Debtor or against any property or interest in property of the Debtor. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions and stays provided for in this bankruptcy case pursuant to Sections 105 and 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

     13. In accordance with Section 1141(b) of the Bankruptcy Code, and Article
VIII. Section 8.05 of the Plan, on the Effective Date except as may otherwise be expressly provided in the Plan and in this Confirmation Order, all assets and property of the Debtor shall be vested in the Reorganized Debtor, Roadhouse Grill. Inc., free and clear of all liens, security interests. Claims and Interests of holders of Claims or Equity Interests, and all such liens, security interests, Claims and Interests, to the extent of their validity shall be dealt with as provided in the Plan.

     14. The provisions of Article IX of the Plan governing distributions, reserves and procedures for resolving and treating Disputed Claims under the Plan are hereby approved and are found to be fair and reasonable.

     15. The Debtor shall comply with all terms and conditions of the Plan which terms and conditions are incorporated herein by reference.

     16. Upon the Effective Date, all executory contracts and unexpired leases of the Debtor not previously assumed by Order of this Court shall be deemed rejected unless such contracts or leases are subject of any motions to assume any such contracts or leases which may have been filled on or before the date of the confirmation hearing. The non-Debtor parties to all rejected personal property leases shall be responsible for taking all steps necessary to retrieve the personal property that is the subject of such executory contracts and leases. The non-Debtor parties to such rejected leases and contracts shall be required to submit their claims for rejection damages, if any, pursuant to the provisions of Section 502(g) of the Bankruptcy Code, within 30 days from the date of the entry of this Order. All of the Debtor's right, title and interest in any contracts, leases or agreements entered into by the Debtor after the Order for Relief Date, and/or not subject to assumption or rejection under
Section 365 of the Bankruptcy Code, shall revest in the Reorganized Debtor without further action.

     17. Pursuant to Section 1146(c) of the Bankruptcy Code and the Plan, the issuance, transfer, or exchange of notes under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or similar tax. All filing and recording officers are hereby directed to accept for filing or recording all instruments of transfer to be filed and/or recorded, without the payment of any such taxes.

     18. All entities holding Claims against or Equity Interests in the Debtor that are treated under the Plan are hereby directed to execute, deliver, file or record any document, and to take any action necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

     19. In accordance with Section 1142 of the Bankruptcy Code, the Debtor, and any other entity designated pursuant to the Plan are hereby authorized, empowered and directed to issue, execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effectuate the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents issued, executed and delivered by them as necessary or appropriate to implement or effectuate the transactions contemplated by the Plan, including the execution of any needed documents to meet the statutory requirements for filling papers in any of the jurisdictions set forth in Exhibit I to the Disclosure Statement.

     20. On the Effective Date all of the Interests in the Debtor shall be canceled and the Reorganized Debtor is authorized to issue the number of shares of New Common Stock necessary to implement the Plan.

     21. The Debtor is hereby authorized to amend or modify the Plan at any time prior to the Effective Date, but only in accordance with Section 1127 of the Bankruptcy Code and the Plan, and with Court approval.

     22. Until the Effective Date, and except as otherwise ordered by this Court, this Court shall retain jurisdiction over the Debtor, and its properties and operations. On and after the Effective Date, in accordance with Sections 105(a) and 1142 of the Bankruptcy Code, the Debtor, its property and operations, shall be released from the custody and jurisdiction of the Bankruptcy Court, except that this Court retains jurisdiction over the Chapter 11 Case as provided in Article XIV of the plan and as otherwise provided in this Order.

     23. The Disbursing Agent is authorized to pay the reasonable and necessary professional fees and expenses awarded by separate Order Awarding Fees, pursuant to the terms of that fee order. Additionally, the reasonable and necessary professional fees and expenses incurred by the Debtor from and after the Confirmation Hearing in connection with the consummation and implementation of the Plan shall be paid by the Debtor in the ordinary course of business without further order of the Bankruptcy Court; and PROVIDED, FURTHER, that this Court shall retain jurisdiction over all such parties in the event of any dispute over the amount of such fees and expenses.

     24. The Debtor shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten days of the entry of this Order for pre-confirmation periods and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and the Reorganized Debtor shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), based upon all post confirmation disbursements made by the Reorganized Debtor, until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the party responsible for paying the post-confirmation United States Trustee fees shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period.

     25. This Court retains jurisdiction for any and all matters that may come before the Court in the administration of the Plan and pursuant to this Order of Confirmation, specifically including, but not limited to, jurisdiction to determine all objections that have heretofore been or may be filed to claims of creditors herein; to fix and award all compensation to parties who may be so entitled; to hear and determine all questions concerning the assets or property of the Debtor, including all questions relating to any sums of money, services, or property due to the Debtor, and determine all matters of any nature or type necessary or appropriate to carry out and to the extent provided for in the Plan.

     26. The Debtor is hereby directed to mail to all known holders of Claims and Equity Interests and all other parties in interest (including all professionals) a copy of this Confirmation Order.

     27. In the event of any inconsistency between the Plan, or any agreement, instrument or document intended to implement the Plan, or this Order, the provisions of this Order shall govern and shall supersede any such document or order of this Court issued prior to the Effective Date.

     28. This Conformation Order shall be deemed to constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan.

     29. Confirmation of the Plan shall not affect or discharge the liability of any party other than the Debtor to any Creditor.

II. POST-CONFIRMATION STATUS CONFERENCE

     30. Berger Singerman, P.A. is named as disbursing agent without additional compensation; bond is waved; the disbursing agent is directed to make all first installment payments on the effective date of the Plan. The Disbursing Agent shall, not later than sixty (60) days alter this Order becomes final, file a Final Report of Estate and Motion for Final Decree Closing Case on the Court approved local form. Failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case will result in the imposition of sanctions against the Debtor's counsel, which may include the return of attorney's fees; and it is further

     3l. The Court will conduct a post-confirmation status conference on October 25, 2002 at 9:00 A.M., in Courtroom 308, U.S. Courthouse 299 East Broward Blvd., Fort Lauderdale, Florida, to determine (i) whether the Debtor has complied with the provisions of this Order, and (ii) whether the Disbursing Agent and the Plan Proponent have timely filed the required Final Report of Estate and Motion for Final Decree Closing Case. At the status conference, the Court will consider the propriety of dismissal or conversion to chapter 7, and/or the imposition of sanctions against the Debtor and/or the Debtor's Disbursing Agent for failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case or for failure to comply with the provisions of this Order.

     ORDERED in the Southern District of Florida, on August 23, 2002




                                       -----------------------------------------
                                       HONORABLE RAYMOND B. RAY
                                       United States Bankruptcy Judge


Copies to:
Paul Steven Singerman, Esquire
Leslie Gern Cloyd, Esquire
Brian Rich, Esquire
Alfred S. Lurey, Esquire
Gerald A. Jeutter. Jr., Esq.

(ATTORNEY SINGERMAN IS HEREBY DIRECTED TO PROMPTLY MAIL A COPY OF THIS ORDER TO ALL CREDITORS AND INTERESTED PARTIES.)

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

In re:                         )
                               )          Case No. 02-20382-BKC-RBR
ROADHOUSE GRILL INC.           )          Chapter 11 Case
                               )
      Debtor                   )
-------------------------------)


--------------------------------------------------------------------------------

                     MODIFICATION OF DEBTOR'S SECOND AMENDED
                         AND RESTATED CHAPTER 11 PLAN OF
                 REORGANIZATION AS MODIFIED DATED JUNE 12, 2002

                             DATED: AUGUST 19, 2002
--------------------------------------------------------------------------------





KILPATRICK STOCKTON LLP                                      KILPATRICK STOCKTON LLP
Co-Counsel for the Debtor-in-Possession                      Co-Counsel for the Debtor-in-Possession
Gerald A. Jeutter, Jr., Esq.                                 Alfred S. Lurey, Esq.
3737 Glenwood Avenue, Suite 400                              Melinda Marbes, Esq.
Raleigh, NC 27612                                            1100 Peachtree Street
Telephone: (919) 420-1700                                    Suite 2800
Facsimile: (919) 4220-1800                                   Atlanta, GA 30309
                                                             Telephone: (404) 815-6500
                                                             Facsimile: (404) 815-6555

BERGER SINGERMAN, P.A.                                       BERGER SINGERMAN, P.A.
Co-Counsel for the Debtor-in-Possession                      Co-Counsel for the Debtor-in-Possession
Paul Steven Singerman, Esq.                                  Leslie Gern Cloyd, Esq.
Brian Rich, Esq.                                             350 E. Las Olas Boulevard, Suite 1000
200 S. Biscayne Boulevard, Suite 1000                        Fort Lauderdale, FL 33301
Miami, FL 33131                                              Telephone: (954) 525-9900
Telephone: (305) 755-9500                                    Facsimile: (954) 523-2872
Facsimile: (305) 714-4340


     Pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtor-in-Possession. Roadhouse Grill, Inc. ("RHG" or "Debtor"), files this modification (the or this "Modification") of the Debtors' Second Amended and Restated Chapter 11 Plan of Reorganization as Modified, dated June 12, 2002 (the "Plan")(C.P. #383). UNLESS OTHERWISE DEFINED HEREIN, ALL CAPITALIZED TERMS CONTAINED IN THIS MODIFICATION THAT ARE DEFINED IN THE PLAN HAVE THE MEANINGS ASCRIBED TO THOSE TERMS IN THE PLAN.

                                  INTRODUCTION

     On or about June 12. 2002. RHG filed the Plan and a Second Amended and Restated Disclosure Statement in Support of Chapter 11 Plan of Reorganization as Modified (tile "Disclosure, Statement")(C.P. # 382). The Disclosure Statement was approved by order of the Bankruptcy Court on June 20; 2002 (C.P. # 407), and, subsequently, the Plan was sent out for vote. The Confirmation Hearing is scheduled for August 21, 2002.

     A number of positive developments have occurred which necessitate modification of the Plan. First, several creditors filed objections to confirmation of the Plan. Most of the objections have been resolved, and this Modification memorializes, where necessary, the terms of resolution.

     The Modification is further necessitated by two extremely favorable developments related to the funding of the Debtor. First, the Plan envisioned that the Debtor would incur obligations for post-petition financing of $3.5 million and that this indebtedness would be converted to equity in the Reorganized Debtor at a conversion price of $.32 per share. This financing was to have been provided by the Berjaya DIP Financing Group. The Debtor, however, has been self-sustaining during this Chapter 11 case and has not been required to draw on the DIP Facility. Therefore, no post-petition financing obligations exist to convert to equity.

     Second, the Plan envisioned that the new infusion of capital into RHG would be limited to $3.5 million advanced under the DIP Facility. Since the approval of the Disclosure statement, however, the Debtor has been able to attract new capital of $5 million at a price of $.36 per share of common stock in the Reorganized Debtor without diluting appreciably the shares to be received under the Plan by the Holders of the Class 5 Interests and the Holders, if any, of Allowed Class 4 Claims.

     Under the Plan, as modified herein; Berjaya Group (Cayman) Limited ("Berjaya"), Prime Gaming Philippines, Inc. ("Prime"), Ayman Sabi ("Sabi"), or designee; and Stephen C. Saterbo ("Saterbo"), or designee; will provide the aggregate amount of $5 million of capital to the Reorganized Debtor. Prime is an affiliate of Berjaya. It is 58% owned by Berjaya Group Berhad, which owns 100% of Berjaya. Prime is incorporated and headquartered in the Philippines. Its headquarters address is:

                        29th Floor, Rufino Pacific Tower
                        6784 Ayala Avenue, cor. Herrera Street
                        Makati City,
                        Metro Manila
                        Philippines

     Saterbo is a senior vice president, member of the board of directors and substantial shareholder of Colorado Boxed Beef Company. He is a resident of Florida, and his office address is:

                        302 Progress Road
                        Auburndale, Florida 33823

     The infusion of new capital will be as follows:


                           Investment         Price/Share          Number of Shares       Percentage of Ownership
                           ----------         -----------          ----------------       -----------------------
    Berjaya                $3 million             $.36                 8,333,333                   28.52%

    Prime                   $500,000              $.36                 1,388,889                   4.75%

    Sabi*                  $1 million             $.36                 2,777,778                   9.51%

    Saterbo*                $500,000              $.36                 1,388,889                   4.75%


    * or designee

     The securities described above will be issued in a private placement pursuant to Section 4(2) of, or Regulation D promulgated under, the Securities Act of 1933, as amended. It is contemplated that, post-Effective Date, RHG will seek registration of these securities with the Securities Exchange Commission.

     In addition, as set forth in the Plan, Beljaya will convert $1.5 million of debt currently owed it by RHG into shares in the Reorganized Debtor, Pursuant to the Modification, however, the debt will be converted at the rate of $.36 per share rather than $.32 per share as provided the Plan. Upon conversion, Berjaya will receive 4,166,667 shares, representing 14.26% of the outstanding common stock in the Reorganized Debtor.

     Under the Plan, Holders of Class 5 Interests and Holders of Allowed Class 4 Claims, if any, were to receive 9,708,741 shares of common stock in the Reorganized Debtor, constituting approximately 38% of the stock in Reorganized RHG. Pursuant to the Modification, such shares have been adjusted UPWARD to 11,165,052 as a consequence of which such claimants will receive 38.21% of the stock in the Reorganized Debtor. The total number of shares of New Common Stock to be issued under the Plan, as modified herein, is 29,220,608.

                                  MODIFICATIONS

     The Plan is modified as hereinafter set forth. The Articles of this Modification correspond to the Articles of the Plan to which each respective modification pertains.

                                    ARTICLE I

     1.1 DEFINITIONS. Article I of the Plan is amended as follows:

         (a) The following definitions are added in proper alphabetical sequence:

         "PRIME" means Prime Gaming Philippines, Inc., a corporation in the Philippines.

         "SABI" means Ayman Sabi, the President and Chief Executive Officer of the Debtor.

         "SATERBO" means Stephen C. Saterbo, a resident of the state of Florida.

                                   ARTICLE III

     3.1 CLASS 2 - SECURED CLAIMS. Section 3.06(a) is amended in its entirely to read as follows:

         "a. CLASS 2.1 (THE BERJAYA DIP FINANCING GROUP). Class 2.1 Claims are Unimpaired. No amounts have been advanced under the DIP Facility; and no DIP Financing Obligations are owing. Class
                  2.1 will receive nothing under the Plan, and all Liens in favor of the DIP Lender in the assets or property of the Debtor or the Reorganized Debtor shall be released upon the Effective Date."

     3.2 CLASS 2.4. Section 3.06(d) of the Plan is amended by adding the following at the end thereof:

         (vi) "The details of the restructuring of the Class 2.4 claims are set forth in a Master Agreement between RHG and FFC dated as of August 19, 2002. The Debtor shall file and serve under a Notice of Filing copies of the finally executed documents in respect of the restructuring under the Master Agreement."

     3.3 CLASS 2.7. Paragraph (i) of Section 3.06(g) of the Plan is amended in its entirety to read as follows:

         "(i) Pacific will retain its liens on personal property consisting of furniture, fixtures and equipment at the following locations ("Collateral"):

                  (1) 1700 Evans Rd, Melbourne. FL

                  (2) Lewis Center, OH

                  (3) 20435 State Road 7, Boca Raton, FL

                      (assigned to Highline Capital Corp.)"

     3.4 CLASS 2.9. Section 3.06(i) of the Plan is amended in its entirety to read as follows:

         "i. CLASS 2.9 (LOUIS WOHL & SONS. INC., "WOHL"). Class 2.9 Claims are Impaired. Wohl has claims with respect to goods which have been delivered to the Debtor at a number of locations and goods ordered for the Debtor's Mooresville, NC and Jensen Beach, FL locations, which have not yet been delivered. These Claims arose under a Contract for Credit (the "Wohl Contract") between the Debtor and Wohl pursuant to which Wohl was granted a security interest in certain property of the Debtor. The Wohl Contract remains executory with respect to the goods ordered for the Debtor's Mooresville, NC and Jensen Beach, FL locations.

                  (i) With respect to the Wohl Note (as defined below), Wohl will retain its first liens on personal property consisting of furniture, fixtures and equipment at the Debtor's

                           Volusia Shopping Center, Daytona Beach, FL location (the "Volusia Collateral"). Wohl will also retail a possessory lien on furniture, fixtures and equipment not yet delivered by Wohl to the Mooresville, NC and Jensen Beach, FL locations. Further, Wohl will retain such liens on furniture; fixtures and equipment at the Debtor's other Florida locations as Wohl held pre-petition, provided, however, that, except with respect to Wohl's liens on the Volusia Collateral, Wohl's liens on all property at the Debtor's other Florida locations shall be subordinate to the liens granted to the Indenture Trust to secure the New Secured Notes.

                  (ii) On the Effective Date, the Wohl Contract will be assumed by the Debtor. An initial cure payment with respect to such assumption shall be made on the Effective Date in the approximate amount of $107,000; representing the principal amount owed on the Wohl Secured Claims less the principal amount owing with respect to the goods ordered for the Mooresville, NC location (the "Mooresville Principal"). The Mooresville Principal of approximately $107,000 and one-half (approximately $74,000) of the accrued interest owed on the Wohl Secured Claims under the Wohl Contract will be evidenced by a promissory note, bearing interest at 5% per annum, payable in three, equal monthly installments after the Effective Date (the "Wohl Note").

                  (iii) The balance of the accrued interest owed on the Wohl Secured Claims will be treated as a general unsecured Claim in Class 3.1 under the New Secured Note option.

                  (iv) Wohl and the Debtor shall agree on a revised delivery schedule for the goods to be delivered to the Mooresville/Jensen Beach locations, and all defaults under the Wohl Contract shall be deemed cured as of the Effective Date.

                  (v) At the request of Woh1, the Debtor will execute written agreement; to reflect the revised terms set forth in this Plan and other customary, commercially reasonable terms.

                  (vii) The Debtor shall file and serve under a Notice of Filing copies of the finally executed documents in respect of the Wohl Note and related documents.

                           COMPLIANCE WITH THE OBLIGATIONS UNDER THIS SUBSECTION BY THE REORGANIZED DEBTOR WITH RESPECT TO ANY ALLOWED CLASS 2.9 CLAIM SHALL BE IN FULL SATISFACTION, SETTLEMENT, RELEASE, EXTINGUISHMENT AND DISCHARGE OF THE ALLOWED CLASS 2.9 CLAIM AND THE HOLDER OF SUCH CLAIM WILL BE FOREVER BARRED, EXPUNGED, AND ESTOPPED FROM ASSERTING SUCH CLAIM IN ANY MANNER AGAINST THE REORGANIZED DEBTOR AND ITS PROPERTIES AND ASSETS.

     3.5 CLASS 2.21. Section 3.06(u) of the Plan is amended by revising the first paragraph thereof to read in its entirety as follows:

         "CLASS 2.21 (BERJAYA SECURED CLAIMS). Class 2.21 Claims are Impaired. The Berjaya Secured Claims will be satisfied by the distribution to Berjaya of shares of Common Stock, the number of such shares to be calculated by dividing (x) the outstanding, amount of the Berjaya Secured Claims on the Effective Date by $.36."

     3.6 CLASS 4, SECTION 3.08 of the Plan is amended in its entirety to read as follows:

         "Section 3.08 CLASS 4 (SECURITIES CLAIMS). Class 4 Claims are Impaired. To the extent, if any, the Class 4 Claims are Allowed, they are subordinated under section 510(b) of the Bankruptcy Code and will have the same priority as the Class 5 Interests. To the extent, if any, Allowed, the Class 4 Claims will share ratably with the Holders of the Class 5 Interests in the issuance by Reorganized RHG of 11,165,052 shares of New Common Stock, which will constitute 38.21% of the stock in Reorzanized RHG. The methodology to be employed In determining the respective ratable shares of the Holders of Class 4 Claims and the Holders of Class 5 Interests is set forth in Section 6.01 of the Plan."

     3.7 CLASS 5. SECTION 3.09 of the Plan is amended in its entirety to read as follows:

         "Section 3.09 Class 5 (Old Common Stock Interests). The Holders of the Class 5 Interests will share ratably with the Holders of Allowed Class 4 Claims, if any, in the issuance by Reorganized RHG of 11,165,052) shares of New Common Stock.

                                   ARTICLE VI

     6.1 TIMING OF DISTRIBUTIONS. Section 6.01 of the Plan is amended by changing to "11,165,052," with each reference therein to "9,708.741."

                                   ARTICLE VII

     7.1 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Section 7.01 of the Plan is amended in its entirety to read as follows:

         "On the Effective Date, except as otherwise provided in SECTION 7.05 of the Plan, all executory contracts and unexpired leases that exist between the Debtor and any Entity which (i) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, and (ii) are not the subject of pending notions to assume or assume and assign as of the Confirmation Date will be deemed rejected in accordance with the provisions and requirements of section 365 of the Bankruptcy Code. All executory and unexpired leases that are assumed will be assumed under their present terns or upon such terms as are agreed to between the Debtor and the other party to the executory contract or unexpired lease. All amounts required to be paid, pursuant to section 365(b)(1) of the Bankruptcy Code, in connection with the assumption of an executory contract or unexpired lease shall be paid on the Effective Date; provided, however, that if such amounts are subject to dispute, payment shall be made upon entry of a Final order determining the dispute."

                                  ARTICLE VIII

     8.1 ISSUANCE OF NEW COMMON STOCK. Section 8.02 of the Plan is amended in its entirety to read as follows:

         "Section 8.02 ISSUANCE OF NEW COMMON STOCK. On the effective Date, all of the Interests shall be canceled, and the Reorganized Debtor shall issue the number of shares of New Common Stock necessary to implement the Plan, including without limitation the shares referred to in
         Section 8.03 immediately below."

     8.2 EQUITY INFUSION. Section 8.03 of the Plan is amended in its entirety to read as follows:

         "Section 8.03 EGUITY INFUSION. On the Effective Date, the Reorganized Debtor, in return for the consideration set forth in the table immediately below, issue shares of New Common Stock as set forth in said table, in a private placement pursuant to Section 4(2) of, or Regulation D promulgated under the Securities Act of 1933, as amended.


                                                                                             Percentage of
                               Investment           Price/Share       Number of Shares         Ownership
                               ----------           -----------       ----------------       -------------
      Berjaya                  $3 million              $.36               8,333,333              28.52%

      Prime                     $500,000               $.36               1,388,889              4.75%

      Sabi*                    $1 million              $.36               2,777,778              9.51%

      Saterbo*                  $500,000               $.36               1,388,889              4.75%


      * or designee

                MODIFICATION TO EXHIBIT H TO DISCLOSURE STATEMENT

     9.1 INDENTURE FOR NEW SECURED NOTES. The bracketed material in the first paragraph of the Granting Clauses on page 1 of the Indenture for the New Secured Notes, the form of which is attached as EXHIBIT H to the Disclosure Statement, is amended in its entirety to read as follows:

         "[(i) eighteen leasehold mortgages at sites where the furniture and equipment have not been pledged to lenders; (ii) seven leasehold mortgages at sites where the equipment has been pledged; and (iii) sixteen unencumbered equipment packages.]"

     WHEREFORE, Roadhouse Grill, Inc., Debtor-in-Possession, submits this Modification and requests confirmation of the Plan, as modified herein or in the Confirmation Order

         This binding Term Sheet is made and entered into by and between Roadhouse Grill, Inc. (the "Debtor") and CNL AFP Partners, LP, CNL Income Fund III, Ltd., CNL Funding 2000A-LP, Restaurants Acquisition I, Inc., CNL Funding 2001-A., LP, Pru-Bache/CNL National Lease Properties, CNL Restaurant Services, Inc., Arizona RE, Joint Venture, Duluth Joint Venture and Commercial Net Lease Realty ("CNL") (collectively, the "Parties") in support of confirmation of Debtor's Second Amended Plan of Reorganization dated June 12, 2002, as modified (the "Plan").

--------------------------------------------------------------------------------

1. 502(b)(6) CLAIMS                With respect to the 6 CNL leases which have
                                   previously been rejected by the Debtor, CNL, shall have an allowed unsecured claim pursuant to sections 365(g) and 502(b)(6)(A) and (B) of the Bankruptcy Code. This claim shall be a Class 3.1 Claim and shall be evidenced by New Unsecured Notes under the Plan. The amount of each such Unsecured Note shall be as determined by CNL provided that the aggregate amount of all such New
                                   Unsecured Notes shall not exceed the
                                   aggregate amount of $3,061,328.00. The New
                                   Unsecured Notes shall be repaid over 5 years from the Effective Date on the same terms as the other Unsecured Notes, except to the extent modified herein. The Debtor shall assume all other leases with CNL.

2. MANDATORY PREPAYMENTS ON        Mandatory prepayments in an aggregate amount
   NEW UNSECURED NOTE              of up to $300,000 shall be made ratably to
                                   CNL with respect to the New Unsecured Notes from funds which become available to the Debtor from the claims reconciliation process as a result of entry of orders by the Court disallowing, in whole or in part, claims referred to in Schedule C of the Debtor's
                                   Amended Certificate of Proponent of Plan on
                                   Acceptance of Plan, Report on Amount to be Deposited, Certificate of Amount Deposited and Payment of Fees in respect of which Debtor has reserved and deposited funds in Debtor's counsel's trust account. Any such mandatory payments shall be applied to installments under the New Unsecured Notes in inverse order of maturity.

                                   The Debtor shall file all remaining
                                   objections to claims within 30 days from the entry of the confirmation order and shall thereafter diligently prosecute such objections. CNL shall receive 100% of the first $300,000.00 realized or saved as a result of such claims objections and the Debtor shall promptly remit such funds up to $300.000.00 to CNL. Such payments shall not reduce the amount of the payments otherwise payable under the New Unsecured Votes, except, that any such payments shall be applied to reduce the payments due under the Unsecured Notes in inverse order of maturity as provided above.





3. SECTION 365(b)(1)               (a) In full satisfaction of all cure
   CURE PAYMENT                    obligations with respect to assumed leases
                                   which are currently due and unpaid as of July
                                   31, 2002, Debtor shall pay CNL in cash on the Effective Date the sum of $551,025.00.

                                   (b) On the Effective Date. Debtor shall pay all 2001 property taxes owed with respect to the properties under the assumed leases.

                                   (c) On the Effective Date, Debtor shall
                                   escrow with CNL pro rata accrued or due 2002 property taxes with respect to the properties under the assumed leases and from and after the Effective Date through the term of the lease and, if applicable, any Master Lease(s), shall remit to CNL 1/12 of the estimated amount of all taxes and other assessments on a monthly basis, such that the amounts deposited by the Debtor in escrow in favor of CNL shall be sufficient to pay, when due, all taxes, and assessments.

                                   (d) In subsequent years, Debtor shall escrow with CNL monthly, on a pro rata basis, all property taxes associated with the assumed leases until the expiration of the leases.

4. LEASES                          (a) Debtor shall assume all remaining 11
                                   leases. To the extent possible, and as
                                   elected by CNL, the leases which are being assumed will be placed under one or more
                                   Master Lease(s), which, if more than one, may be cross-defaulted, at CNL's option. Except to the extent modified herein or as required herein, all terms and conditions of the leases shall not be modified and the Debtor shall perform all obligations thereunder.

                                   (b) With respect to the properties under any assumed lease or Master Lease(s), as applicable, the Debtor shall have the right to go dark at any location for up to 365 days, once, within any 5-year period so long as Debtor continues to pay rent and perform all other obligations as provided under the leases, and if elected, the Master Lease(s).

                                   (c) With respect to each of the properties under the leases, and if applicable, the Master Lease(s), the Debtor shall have the right to make a Rejectable Purchase Offer if the Fixed Charge Coverage Ratio for the property is less than 1.10:1 for the 12 month period immediately preceding the date on which Debtor delivers the Rejectable Purchase Offer. If the Debtor shall make such Rejectable Purchase Offer in writing and such Offer is accepted by the lessor in its sole discretion, the Debtor shall close by paying in full in cash, within 30 days following such acceptance. The Debtor's right to make such an offer shall be contingent upon there not being any default under the lease.

                                   (d) Purchase price in respect of Rejectable
                                   Purchase Offer shall be the Lessor's
                                   undepreciated investments with respect to the subject property.

                                   (e) If Lessor accepts a Rejectable Purchase
                                   Offer, the lease as to subject property
                                   terminates upon closing, provided that all obligations accruing under the lease or hereunder with respect to such property shall be paid and performed up to the closing.

                                   (f) If Lessor rejects a Rejectable Purchase
                                   Offer; the lease shall terminate upon the earlier of the Debtor's surrender of the premises or thirty (30) days; and until such time, the Debtor's obligations under such lease shall continue. At the termination of any such lease, the Debtor shall surrender possession of the leases premises in broom clean condition.

5. RELEASE                         The Parties will exchange mutual general
                                   releases, including without limitation
                                   releases with respect to Federicksburg and Chantilly, except with respect to obligations under the Plan, the leases, and if applicable, the Master Lease(s). Such release shall also include all officers, agents, representatives and employees of such
                                   Parties.

6. PERIODIC REPORTING              Debtor will provide on a quarterly basis
                                   store level profit and loss reports with respect to the CNL leases and such other financial information currently required to be provided under the CNL leases. The Debtor shall also provide copies of its audited or unaudited financial statements to CNL.

7. ACCESS TO CLOSED LOCATIONS      On 7 business days notice, CNL shall afford
                                   Debtor access to property subject to rejected leases for purposes of removing furniture, trade fixtures and equipment owned or leased by the Debtor. Debtor will pay the cost of any damage to property of the CNL Lessors caused in connection with such removal.
                                   Debtor shall remove such furniture, trade fixtures, and equipment before January 1, 2003, subject to the notice requirement.
                                   Prior to removal, Debtor shall provide
                                   satisfactory assurance to the lessor that it has the right to remove any such furniture, trade fixtures and equipment. Debtor shall not remove any such furniture, trade fixtures, and equipment if there is a dispute with respect to the ownership of such property until such dispute is resolved by a court of competent jurisdiction.

8. WITHDRAWAL OF OBJECTIONS AND    CNL will withdraw its objections to the
   VOTE IN FAVOR OF PLAN           Debtor's Plan and change its vote to
                                   acceptance of the Debtor's Plan.

9. WITHDRAWAL OF RAI PLAN          RAI will withdraw the RAI Plan.

10. RETENTION OF JURISDICTION      The Bankruptcy Court will retain jurisdiction
                                   over any disputes regarding this agreement.

11. CONDITION TO EFFECTIVENESS     Debtor's Plan Bankruptcy Court Approval and
                                   the occurrence of the Effective Date,
                                   otherwise it shall be of no effect. If it becomes effective, the parties shall take such other and further acts and execute such other and further documents as may be necessary so that the Parties receive the benefits provided for hereunder.


This 21st day of August, 2002.
Roadhouse Grill, Inc.              CNL AFP Partners, LP and Its Affiliates,
By:                                referred to in the Debtor's Chapter 11 Case
                                   As the "CNL Entities"

                                   By:


------------------------------
Ayman Sabi, President
                                   ---------------------------------------------
                                   Name:
                                   Title: